Exhibit 99.1

CHASE CORPORATION

ANNUAL INCENTIVE PLAN

Fiscal Year 2021

The Company, in addition to salary and benefits provides further cash compensation to key employees based on achieving preset annual goals.

The plan is maintained and paid at the sole discretion of the Board of Directors and may be modified or suspended at any time by the Board.

Upon approval by the Board of Directors, the Chief Financial Officer will administer the plan.

It is the intent of the Board of Directors to exclude the effect of unusual events and expenses from the calculation. The Compensation and Management Development Committee is given the authority by the Board to use its discretion in determining relevant exclusions.

Targets, awards, opportunities and associated performance award methodology and eligibility requirements will be established by the Compensation and Management Development Committee for the Chief Executive Officer and the Chief Financial Officer and approved by the Board of Directors. For senior management, the Executive Chairman and the Chief Executive Officer will jointly make recommendations to be approved by the Compensation and Management Development Committee. For all other employees, the Executive Chairman and the Chief Executive Officer will be the approval authority. See schedule below for award opportunities for the executive officers:

For fiscal year 2021, the target will be 100% of actual fiscal year 2020 Adjusted EBITDAX. Payment threshold is 80% of the target which yields 50% of individual award opportunity. There is a cap on the incentive payments of 200% achieved at 120% of the target performance.

Actual v. Target	Award Earned
80% of target	50%
90% of target	75%
100% of target	100%
110% of target	150%
120% of target	200%

Payment is made in cash no later than 75 days from the close of the fiscal year.

Award Opportunity

Chief Executive Officer	100% of base salary for 100% achievement of target. At 80% of target award is 50% of base salary. For results in excess of 100% target, award increases to 200% of base salary at 120% of the target.

Chief Financial Officer	60% of base salary for 100% achievement of target. At 80% of target award is 30% of base salary. For results in excess of 100% target, award increases to 120% of base salary at 120% of the target.

In addition to the financial targets the Compensation and Management Development Committee may choose to establish qualitative measurement criteria.  Together with the financial measures these are referred to as critical success factors (CSF).  When utilized, the Chief Executive Officer’s CSFs and appropriate weightings are approved by the Board.  The Executive Chairman and the Chief Executive Officer will jointly approve all others.

Other management and non-union bonus participants will have opportunities established by the Executive Chairman and the Chief Executive Officer.

To be eligible an employee must be on the active payroll when the bonus is paid and for at least 6 months prior to the end of the fiscal year.